Exhibit 1

(Translation)

To whom it may concern
July 1, 2008
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding a Business Alliance with THE SAIKYO BANK, LTD.
     NIS GROUP CO., LTD. (the “Company”) has reached a basic agreement with THE SAIKYO BANK, LTD. (“Saikyo Bank”) in regards to a business alliance in respect of the real-estate collateral loan business. Certain details of the alliance are provided below.
1. Purpose and Description of Business Alliance
     Saikyo Bank is a regional financial institution headquartered in Yamaguchi Prefecture that provides financing and other financial services. In recent years, Saikyo Bank has implemented strategies to grow as a customer-based financial institution, beyond its community-focused origins.
     The Company is moving forward in its transformation into an integrated nonbank financial services company catering to the myriad of needs of small and medium sized enterprises. The Company is departing from a business model centered on financing for small and medium sized enterprises and proprietors, and is concentrating a greater level of managerial resources on its real-estate, China-related, investment banking, and loan servicing business areas.
     Additionally, in regards to the Company’s real-estate business area, it is engaging in real-estate collateral loans and principal real-estate investment focusing on central Tokyo, utilizing the information network of its group companies. Through these efforts, the Company seeks to further stabilize and strengthening of its profitability amidst a radically changing market environment.
     Through this business alliance, both companies are planning on bi-laterally developing a finance program for real-estate collateral loans. In this program, it is expected that the Company will be responsible for originating and guaranteeing real estate loans to be provided by Saikyo Bank. As a result, both companies seek to enhance revenues and corporate value. The Company in particular seeks expand its real estate related revenues as a focus area toward achieving sustainable growth. As part of the alliance, the Company will subscribe to 600 million yen of type 1 preferred shares of Saikyo Bank through a third-party allotment, with the purpose of strengthening its relationship with Saikyo Bank.
     Talks between both companies are being held regarding the details of the partnership, and definitive agreements are targeted to be executed in late July. Further notice will be made as plans are solidified.
     The Company and its group companies will continue to seek to strengthen its relationships with regional financial institutions, support midsize and small business and venture companies that fulfill an important role in the economy of Japan, and contribute to the growth of local economies.

2. Overview of THE SAIKYO BANK, LTD.

Company Name:	THE SAIKYO BANK, LTD.
Main Business:	Banking
Date of Establishment:	November 17, 1930
Representative:	Takao Watanabe
Head Office:	10-2, 1-chome Heiwa Dori, Shunan-shi, Yamaguchi-ken
Amount of Capital:	11.3 billion yen (as of March 31, 2008)
Shareholder Composition:	Mizuho Corporate Bank, Japan Trustee Services Bank (Trust Account), The Saikyo Bank Employee Shareholders, The Bank of Tokyo-Mitsubishi UFJ, The Yamaguchi Bank, Mizuno Bank, Tokio Marine & Nichido Fire Insurance, Meiji Yasuda Life Insurance Company, Sompo Japan insurance, Sumitomo Mitsui Banking Corporation
Relationship to the Company: A source of borrowings
3. Anticipated Timeline for Alliance (forecast)

June 30, 2008	Signing of memorandum of understanding related to business alliance
Late July 2008	Signing of definitive agreements (anticipated)
4. Effect on Financial Performance
     The effects of the business alliance on the Company’s financial performance for the current fiscal year will be announced as it becomes clear based on the progress of the business alliance.

Special Note Regarding Forward-Looking Statements
These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. In particular, we cannot assure that we will consummate the potential transaction referenced above or any other similar transaction. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak domestic economic conditions; the growing variety of legal means with which debtors can seek protection from creditors; changes to our portfolio of products and services and expansion into new business areas; the effect of fluctuations in the value of real estate held or securing loans; fluctuation in market environments regarding our investments; our ability to pursue and maintain profitable strategic alliances, joint ventures and strategic investments; increasing competition in the loan servicing market; risks associated with doing business in China; any future inability to obtain funds from lenders or access the debt capital markets on favorable terms; an increase in prevailing market interest rates; failure to implement our business strategies; the failure of our risk management systems; our ability to adequately evaluate or control risks associated with loans or guarantees we make or related collateral; any disruption or other difficulties experienced by our information or technological systems and networks; misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries; failure to maintain the confidentiality of personal information of our customers; and the influence of our chairman and his family over important decisions; as well as other factors identified in the Company’s annual report on Form 20-F and other filings with the U.S. Securities and Exchange Commission.